Exhibit 10.24

DESCRIPTION OF DIRECTOR COMPENSATION ARRANGEMENTS

Compensation of Non-Employee Directors

For fiscal 2018, our non-employee directors were entitled to the following payments:

•	Annual retainer of $80,000 for each non-employee director

•	Additional annual retainer of $70,000 for the Lead Director

•	Additional annual retainer of $28,000 for the Audit Committee Chair

•	Additional annual retainer of $15,000 for each Audit Committee member (other than the Chair)

•	Additional annual retainer of $26,000 for the Chair of the subcommittee of the Audit Committee

•	Additional annual retainer of $23,000 for the Executive Compensation Committee Chair

•	Additional annual retainer of $10,000 for each Executive Compensation Committee member (other than the Chair)

•	Additional annual retainer of $18,000 for the Corporate Governance Committee Chair

•	Additional annual retainer of $8,000 for each Corporate Governance Committee member (other than the Chair)

•	Additional annual retainer of $18,000 for the Finance Committee Chair

•	Additional annual retainer of $8,000 for each Finance Committee member (other than the Chair)

•	Two annual deferred stock awards for each non-employee director, each representing shares of our common stock valued at $80,000 (pro-rated for period of service if granted after the date of the annual meeting held during that fiscal year).

During fiscal 2018, the annual retainer for non-employee directors was increased to $90,000, effective at the beginning of fiscal 2019.

Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards (and deferred dividends on those awards) are granted under our Stock Incentive Plan. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests at the annual meeting next following the grant of the award, based on service as a director for that year, and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, that award will be forfeited.

Compensation of Directors who are Employees of the Company

Directors who are employees of TJX are not paid for their service as a director.